Exhibit 99.2

DeVry Group Authorizes Ninth Share Repurchase Program

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--December 15, 2015--DeVry Education Group (NYSE: DV), a global provider of educational services, today announced that its board of directors approved its ninth share repurchase program, which allows DeVry Group to repurchase up to $100 million of its common stock through Dec. 31, 2017.

“Today’s announcement marks a continuation of our balanced approach to capital allocation,” said Daniel Hamburger, president and CEO of DeVry Education Group. “Over the past three fiscal years we have returned $156 million to shareholders through share repurchases and dividends, invested $280 million in capital expenditures to support academic quality and organic growth, and deployed $118 million for diversifying acquisitions.”

DeVry Group expects the number of shares repurchased in the fiscal 2016 second quarter to increase approximately 14 to 16 percent compared to the first quarter. In the first quarter of fiscal 2016, share repurchases increased 32 percent compared to the prior quarter.

The timing and amount of any repurchase will be determined by management and the board based on evaluation of market conditions and other factors. These repurchases may be made through the open market, including block purchases, in privately negotiated transactions, or otherwise. The repurchases will be funded through available cash balances and/or borrowings, and may be suspended or discontinued at any time.

About DeVry Education Group

The purpose of DeVry Education Group is to empower its students to achieve their educational and career goals. DeVry Education Group Inc. (NYSE: DV; member S&P MidCap 400 Index) is a global provider of educational services and the parent organization of American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Chamberlain College of Nursing, DeVry Brasil, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. These institutions offer a wide array of programs in healthcare, business, technology, accounting, finance and law. For more information, please visit www.devryeducationgroup.com.

Certain statements contained in this press release, including those that affect DeVry Group’s expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “foresees,” “intends,” “plans” or other words or phrases of similar import. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause DeVry’s actual results to differ materially from those projected or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ can be found in DeVry Group’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and in DeVry Group’s Form 10-Q for the fiscal quarter ended September 30, 2015. These forward-looking statements are based on information as of December 15, 2015, and DeVry Group assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:
DeVry Education Group
Investor Contact:
Joan Walter, 630-353-3800
jwalter@devrygroup.com
or
Media Contact:
Ernie Gibble, 630-353-9920
egibble@devrygroup.com